EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 1 day of June, 2005, by and between Electric Aquagenics Unlimited, Inc., a Delaware corporation (the “Company”) and John Hopkins (the “Employee”).

RECITALS:

WHEREAS, Employee is presently employed as the President of the Company;

WHEREAS, the Company desires to continue the employment of Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee is willing and desires to continue such employment on the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment, as a senior executive officer of the Company, presently to hold the title of President, upon the terms and conditions hereinafter set forth. Employer’s Board of Directors will continue Employee’s position as a director on its Board of Directors and will cause Employee’s name to be listed on the proxy for the 2006-2007 and 2007-2008 annual meetings of the Employer’s stockholders as a nominee for election to the position of a director, and will cause Employee’s name to be listed as a nominee for director on the proxy for each subsequent annual meeting of stockholders during the term of this Agreement.

2. Term. The employment of Employee by the Company pursuant to this Agreement will be for a period commencing on the date hereof and terminating on May 31, 2008 (the “Employment Term”). The Employment Term may be extended for additional consecutive one year periods upon the written consent of both parties.

3. Duties. Employee agrees to perform the duties outlined in the Company’s bylaws, if any, as being applicable for the Company’s President, and to perform such other duties as may be assigned from time to time by the Company’s Chief Executive Officer or Board of Directors (the “Board”). Employee shall report directly to the Board. In addition to such employment, Employee agrees to serve in such other substantially similar offices or positions with any subsidiary of Employer and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by the Board. Employee shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not, during the term of this Agreement, be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.

4. Compensation.

(a) Base Salary. For all services rendered by Executive, The Company shall pay to Executive a Base Salary at an aggregate rate of not less than $144,000 per year (the “Base Salary”), subject to annual review by the Board’s appointed Compensation Committee (the “Compensation Committee”), and in the discretion of the Committee, increased from time to time. Once increased, such Base Salary may not be decreased. All annual increases in the base Salary shall be substantially consistent with increases in Base Salary awarded in the ordinary course of business to other peer executives of the Company but in no event shall the annual increase in Base Salary be less than a percentage at least equal to the increase, if any, in the cost-of-living shown on the Consumer Price Index for the area in which the Company’s “Principal Business Location” is located, published by the Bureau of Labor Statistics of the United States Department of Labor for the immediately preceding twelve-month period (or, if no such Consumer Price Index is then published, any successor index thereto). Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall be paid in periodic installments in accordance with the Company’s standard practices, but not less frequently that equal semimonthly installments. All salary payments shall be subject to withholding and other applicable taxes. Except as otherwise provided in this Agreement, in the event Executive resigns from his position with the Company, compensation payments required to be made to Executive hereunder shall be limited to compensation due Executive for services rendered by Executive up to and including the effective date of Executive’s resignation.

(b) Bonus Programs. In addition to the Base Salary, the Company shall pay the Executive incentive compensation in the form of an annual incentive bonus established for the Company’s executives, in which Executive will participate.

(c) Stock Option. In partial consideration for entering into this Agreement, Executive shall be issued options to acquire a total of 25,000 shares of The Company’s $0.0001 par value common stock for $.01 per share pursuant to the terms of a Stock Option Agreement substantially in the form attached hereto as Exhibit “A” (the “Stock Option Agreement”).

(d) Stock Incentive and Executive Stock Option Plan. During the Employment Term, Executive shall be entitled to fully participate in any stock related incentive plan(s) that are now effective and that may hereafter be established, on terms that are at least equal to the benefits available to executive officers of the Company, including, but not limited to, any plan allowing executives and/or management to obtain stock options, stock appreciation rights, phantom stock, restricted stock or stock warrants.

(e) Executive Benefits. During the Employment Term, Executive shall be entitled to all Executive benefits and arrangements now in effect or that may hereafter be established, which are at least equal to the benefits available to any salaried executives or management personnel of the Company, including, without limitation:

(i) Retirement Plans. Executive shall participate in any of the Company’s pension and profit sharing plans that it may put in place in the future.

(ii) Health Benefits. Health, accident, dental, life and disability insurance; and

(iii) Automobile Allowance/Payment; Maintenance. Executive shall be entitled to an automobile allowance (or the Company will make automobile payments for the Executive) at no less than the amount currently in place at the time of this Agreement’s execution for executive’s similarly situated to Executive. In addition to the car allowance granted herein, the Company shall pay for Executive’s reasonable operation and maintenance expenses of his automobile, which shall include gasoline, regular oil changes, tune ups, brake and tire replacement, etc.

(f) Business Expenses. The Company shall reimburse Executive for expenses incurred in connection with The Company’s business, including expenses for travel, lodging, meals, beverages, entertainment, and other items upon Executive’s periodic presentation of an account of such expenses as required by The Company’s policies and procedures.

(g) Vacation. Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives, which in any event not be less than five (5) weeks per calendar year. Such vacation time shall be carried forward from year to year at Executive’s option and shall be paid out upon termination of employment or expiration of this Agreement.

(h) Royalties. The Company acknowledges that during the course and scope of Executive’s employment, Executive has assisted in the invention and development of many products and enhancements to products that are the property of The Company. It is anticipated that Executive will invent and/or develop many other products and enhancements to products in the future during the course and scope of his employment. The marketing, sale or licensing of some of the products and enhancements by The Company will result in revenues based upon the sales of such products (collectively, the “Product Income”). The Company has entered into an agreement with Executive to provide a royalty (the “Royalty Agreement”) with him and certain members of its senior executive management team and with those who assisted in the development of such products and enhancements (the “Royalty”). In consideration of the efforts and activities of Executive on behalf of The Company, The Company agrees that Executive shall be entitled to participate, during the term of his employment, on a pro-rata basis with other specific senior executives of the Company, in the Royalty according to the terms of the Royalty Agreement.

5. Termination of Employment.

The Employment Term shall terminate upon the first to occur of:

(a) Expiration. May 31, 2008 (the “Normal Expiration Date”).

(b) Death. The death of the Executive.

(c) Disability. The physical or mental disability or illness of the Executive that shall prevent the Executive from performing his duties under this Agreement for a period of one hundred and eighty (180) days, upon thirty (30) days’ written notice, as shall be determined in good faith by the Board.

(d)   Termination with “Cause.” The Company may terminate the Executive's employment during the Employment Period for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (ii) repeated violations by the Executive of the Executive's obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (iii) any act or acts by Executive involving moral turpitude. For purposes of this Section 5(d), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i), (ii), or (iii) of the second sentence of this Section 5(d) and specifying the particulars thereof in detail.

(e)  Termination “Without Cause.” the decision of the Chief Executive Officer or the election of the Board to terminate the Executive’s employment for any reason other than for “Cause” pursuant to subparagraph “d” above.

(f)  Termination for Other Reasons. Fifteen (15) days after the Executive gives written notice to the Board that he is terminating his employment because of any of the following reasons (referred to as “Good Reasons”). For purposes of this Section 5(f), any determination of Good Reason made by the Executive shall be conclusive:

(i) Board Nomination. Failure of the Company to nominate the Executive to the Board and recommend his election; or

   (ii) Change of Assignment, etc. The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated in this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iii) Default under this Agreement. Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iv) Material Adverse Change. A material adverse change in the identity or title of the person or persons to whom Executive reports; or

(v)  Reduction in Salary, Status, etc. A material reduction in the level of the Executive’s pay, benefits, or corporate status or any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(vi) Relocation. A relocation of the Executive’s principal place of employment without his consent to a location more than one county away from its present location in Lindon, Utah; or

g. Voluntary Termination by Executive. Fifteen (15) days after written notice by the Executive to terminate his employment with or without cause for any reason other than those reasons set forth in Subsection 5(f) above.

6. Payments on Termination.

a. Normal Expiration Date; and Voluntary Termination by Executive. In the event this Agreement is terminated pursuant to Subsection 5(a), or 5(g) above, the Company shall pay to the Executive or his beneficiary or personal representative the Executive’s full Base Salary through the date of termination, together with all accrued but unused vacation pay, earned but unpaid bonuses, and other earned and unpaid compensation through such date.

b. Termination with Cause. In the event this Agreement is terminated pursuant to Subsection 5(d) above, the Company shall pay to the Executive or his beneficiary or personal representative:

(i)  Base Salary. The Executive’s full Base Salary through the date of termination, together with all earned but unpaid bonuses, accrued but unused vacation pay and other earned by unpaid compensation through such date; and

c. Death. In the event this Agreement is terminated pursuant to subsection 5(b) because of the death of the Executive, the Company shall pay, as liquidated damages arising out of the termination of this Agreement, but not as a waiver or release of any other claims relating to the Executive’s death, to Executive’s estate, beneficiary or personal representative:

(i) Base Salary. Executive’s full Base Salary through the date of the Executive’s death, together with all accrued by unused vacation pay, plus a pro rata portion of the Executive’s bonus for the fiscal year in which such termination occurs and other earned and unpaid compensation through such date; plus

(ii) Continuing Payment. An amount equal to 24 months of Executive’s then Base Salary, payable over such period, including any applicable bonuses and welfare benefits. The payments provided hereunder shall be in addition to any other payments to which the Executive or his estate would be entitled such as pension benefits and life insurance proceeds; plus

(iii) Unvested Options. All of Executive’s unvested stock options and restricted stock awards will immediately vest and such options, along with those previously vested and unexercised, will be become exercisable for seven (7) years thereafter.

   d. Disability. In the event this Agreement is terminated pursuant to subsection 5(c) because of the long-term disability and if the Company does not have a long-term disability insurance policy in place for Executive, the Company shall pay, as liquidated damages arising out of the termination of this Agreement, to Executive:

(i) Base Salary. Executive’s full Base Salary through the date of the Board’s good faith determination of Executive’s disability, together with all benefits, accrued by unused vacation pay and other compensation through such date plus a pro rata portion of the Executive’s bonus for the fiscal year in which such termination occurs and other earned and unpaid compensation through such date; plus

(ii) Continuing Payment. An amount equal to 24 months of the Executive’s then Base Salary. The payments provided hereunder shall be in addition to any other payments to which the Executive or his estate would be entitled such as pension benefits and life insurance proceeds; plus

(iii) Unvested Options. All of Executive’s unvested stock options and restricted stock awards will immediately vest and such options, along with those previously vested and unexercised, will be become exercisable seven (7) year thereafter.

e. Termination without Cause; Termination by Executive for Good Reasons. In the event this Agreement is terminated pursuant to subsection 5(e) or 5(f) above, the Company shall pay to the Executive, as liquidated damages and not as a penalty:

(i) Base Salary. The Executive’s full Base Salary in effect prior the reason for termination through the date of the Executive’s termination, together will all accrued by unused vacation pay, plus a pro rata portion of the Executive’s bonus for the fiscal year in which such termination occurs and other earned and unpaid compensation through such date; plus

(ii) Continuing Payments. An amount equal to Executive’s Base Salary payments times 2.9 years. All such payments to be made within 90 days of termination; plus

(iii) Unvested Options. All of Executive’s unvested stock options and restricted stock awards will immediately vest and such options, along with those previously vested and unexercised, will be become exercisable for seven (7) years thereafter; plus

(iv) Health Benefits. The Company shall continue in effect the Executive’s health insurance, dental and life insurance benefits until the earlier of two (2) years from the date of termination or the date on which the Executive obtains health insurance coverage from a subsequent employer; plus

(v) Automobile Purchase. The Company shall purchase Executive’s automobile and remit the title to Executive (without lien or security interest) to Executive within thirty (30).

Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation or retirement benefits heretofore or hereafter earned by the Executive as a result of employment by any other person, firm or corporation.

7. Indemnification. If the Employee is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee, officer or director of the Company, or is or was serving at the request of the Company, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the corporation law of the state in which the Company is then incorporated, as the same exists or may hereafter be amended, against all expenses, liability and loss, including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee after he has ceased to be an employee, officer or director of the Company, and shall inure to the benefit of his heirs, executors and administrators. Without limiting the foregoing, the Company agrees to pay on behalf of Employee, or to reimburse Employee within twenty (20) days of request for, all such costs and expenses as they are incurred, subject to the obligation of Employee to reimburse the Company to the extent its is finally adjudicated or otherwise determined that Employee was not entitled to such indemnification.

8. Life Insurance. If requested by the Company, the Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of the Employee for the benefit of the Company, and to insure for the Company’s benefit any obligations it may have to Employee hereunder.

9. Confidentiality, Assignment of Inventions and Non-Competition Agreement. Employee acknowledges that in performing under the terms of this Agreement he will have access to confidential and proprietary information and records of the Company. Employee further acknowledges that part of his job function with the Company is to invent, design and develop products, equipment, methods, etc. to be marketed and sold by the Company. In consideration for his continued employment by the Company, and for other valuable consideration which he has received, and will continue to receive, Employee shall, concurrently with the execution of this Agreement, enter into a Non Disclosure, Non-Competition and Non Circumvention Agreement substantially in the form attached as Exhibit “B.”

10. Binding Effect. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

11. Change of Control of Employer’s Business. Should Employer sell, transfer deliver and/or quitclaim more than 66.7% of its business to a third party individual or entity (the “Purchasing Party”), Employer will ensure that this Agreement is adopted and ratified by the Purchasing party.

12. Miscellaneous. This Agreement is to be governed by the law of the State of Utah. This Agreement constitutes the full and complete understanding of the parties, and except as otherwise expressly provided, supersedes all previous agreements on the subject matters hereof, and may be amended only by a writing executed by the parties hereto. The section headings of this Agreement are solely for convenience and shall not be considered in its interpretation. The parties agree that any suit or proceeding in connection with, arising out of, or relating to this Agreement shall be instituted only in a court (whether federal or state) located in Utah, and the parties, for the purpose of any such suit or proceeding, irrevocably submit to the jurisdiction of any such court in any such suit or proceeding. In any such suit, the losing party shall pay the prevailing party’s costs and expenses of the suit, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

COMPANY: ELECTRIC AQUAGENICS UNLIMITED, INC.

By: /s/
Its: CEO

EMPLOYEE: JOHN HOPKINS

/s/
John Hopkins